Exhibit 5.1

Jason L. Kent

+1 212 479 6044

jkent@cooley.com

May 11, 2026

Travere Therapeutics, Inc.

3611 Valley Centre Drive, Suite 300

San Diego, CA 92130

Ladies and Gentlemen:

We have acted as counsel to Travere Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to $525,000,,000, principal amount of the Company’s 0.50% Convertible Senior Notes due 2032 (the “Notes”), which based on the initial maximum conversion rate are convertible into up to 11,729,182 shares of the common stock, par value $0.0001 per share (“Common Stock”), of the Company (the “Conversion Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-281194) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated May 6, 2026, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Notes are to be issued pursuant to the Indenture, dated May 11, 2026 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated May 11, 2026, between the Company and the Trustee (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Indenture and the form of Note included in the Supplemental Indenture, (iii) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (iv) such other records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Notes constituting binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed, without investigation, the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company; that all individuals executing and

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

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May 11, 2026

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delivering documents had the legal capacity to so execute and deliver; that the Indenture constitutes a valid and binding obligation, enforceable in accordance with its terms against all parties thereto (except that such assumption is not made with respect to the Company); and that there are no extrinsic agreements or understandings among the parties to the Indenture or the Notes that would modify or interpret the terms thereof or the rights or obligations of the parties thereunder.. We express no opinion to the extent that future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Notes to be convertible into more shares of the Common Stock than the number that then remain authorized but unissued or that the Conversion Price (as defined in the Notes) is adjusted to an amount below the par value per share of the Common Stock.

Our opinion is subject to the following additional qualifications and limitations:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law or public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Notes or the Indenture that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Notes or the Indenture; (b) contains a waiver of any objection based on inappropriate venue or forum non conveniens in a federal court of the United States of America; (c) relates to a right of setoff; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies if such remedy would be unreasonable, constitute a penalty or be otherwise contrary to public policy; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) provides that provisions of the Notes or Indenture are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (i) provides that a party’s waiver of any breach of any provision of the Notes or the Indenture is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the Notes or the Indenture; (j) provides any party the right to accelerate obligations or exercise remedies without notice; (k) purports to appoint one party as trustee for an adverse party or provides for the appointment of a receiver; (l) specifies that the liability of any indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or by amendments or waivers of provisions of documents creating and governing the indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified obligations so that, in effect, a new contract has arisen between the recipient of the indemnity and the

COOLEY LLP 55 HUDSON YARDS, NEW YORK, NY 10001-2157

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM

May 11, 2026

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primary obligor on whose behalf the indemnity was issued; or (m) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy. In connection with any provision of the Notes or the Indenture that contains a waiver of an inconvenient forum, we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or forum provided for in the Notes and the Indenture.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that (i) when duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the purchasers thereof against payment therefor in accordance with the Registration Statement and the Prospectus, the Notes will be binding obligations of the Company, and (ii) when issued in accordance with the terms of the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

COOLEY LLP 55 HUDSON YARDS, NEW YORK, NY 10001-2157

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM